Financial Engines Appoints Robert Huret to the Board of Directors
C. Richard Kramlich Will Retire from the Company’s Board in May 2011

PALO ALTO, Calif – January 21, 2011 – Financial Engines (NASDAQ: FNGN) today announced the appointment of Robert Huret to its Board of Directors. Mr. Huret will serve on both the audit and compensation committees. The company also announced that C. Richard Kramlich, a member of the Company’s board of directors, will be retiring from the Financial Engines board effective as of the 2011 Annual Meeting of Stockholders scheduled for May.

“Dick Kramlich has been one of the strongest believers in Financial Engines and has given me and the entire management team invaluable support and guidance over the years,” said Jeff Maggioncalda, president and CEO of Financial Engines. “Dick’s presence on the board will be missed and I can’t thank him enough for his contribution.”

“I believe Financial Engines has changed and greatly improved the retirement outlook for American workers who otherwise would not get help,” said Dick Kramlich who is chairman and co-founder of New Enterprise Associates, and has served on the Financial Engines board for more than 13 years.

The appointment of Mr. Huret is effective January 18, 2011. Mr. Huret was previously on the Board from 2002 to 2009. Mr. Huret left the Financial Engines board in 2009 in accordance with his firm’s policies requiring resignation when a portfolio company files with the SEC for an initial public offering. The Financial Engines board determined that it would benefit from Mr. Huret resuming a director position, and as his firm’s policies now permit him to return to the Financial Engines board, Mr. Huret has accepted.

“After a decade of board involvement, we have missed having Bob as part of the team,” said Maggioncalda. “We are excited to once again benefit from Bob’s wisdom and experience.”

Mr. Huret is a co-founder and Managing Member of FTV Management Company, L.P., a private equity management company, since 1998 and is a Founding Partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Previously, he was a senior consultant to Montgomery Securities. He has served as Senior Vice President Finance and Planning and Trust Executive Officer at the Bank of California. Mr. Huret was also Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation/The First National Bank of Chicago.   Since 1990, his financial and professional emphasis has focused on technology companies that develop products and services for the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. Concurrently with his investment banking and venture capital career, he serves as the Chairman of Huret, Rothenberg & Co.  Previously, he has been Founder and Vice Chairman of Newell Associates and Founder and Director of Third Age Media.  He serves as Director of Caplin Systems Ltd., Cloudmark, Inc. and Bank of Hawaii Corporation (NYSE: BOH).

About Financial Engines
Financial Engines is a leading independent investment advisor committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both online advice and professional management. Cofounded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.

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